Exhibit 99.2

FORWARD-LOOKING STATEMENTS

     Certain information included in this exhibit may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included in this exhibit, are forward-looking statements. In particular, statements that we make relating to our overall volume trends, industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions are intended to identify forward-looking statements.

     These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading “Risk Factors” and the following:

•	the risk that we will not be able to implement our growth strategy as and when planned;

•	risks related to competition from other outside providers of BPO services and the in-house operations of existing and potential clients; and

•	the risk that we will not be able to achieve expected future results of operations;

•	risks related to fluctuations in quarterly operating results;

•	risks related to the timing of contracts;

•	risks related to purchased accounts receivable;

•	the risk that we will not be able to improve margins;

•	risks related to the domestic and international economies;

•	risks related to our international operations;

•	risks related to currency fluctuations;

•	risks related to the availability of qualified employees, particularly in new or more cost-effective locations;

•	risks related to union organizing efforts at our facilities;

•	risks associated with technology;

•	risks related to the implementation of our Enterprise Resource Planning system;

•	risks associated with growth and acquisitions, including the acquisition of the assets of Risk Management Alternatives Parent Corp., referred to as RMA, and all of RMA’s subsidiaries, and the acquisition of subsidiaries from Marlin Integrated Capital Holding Corporation, referred to as Marlin;

•	the risk that we will not be able to realize operating efficiencies in the integration of our acquisitions;

•	risks related to possible impairment of goodwill and other intangible assets;

•	risks related to the threat or outbreak of war or hostilities;

•	risks related to past or possible future terrorist attacks;

•	risks related to changes in government regulations affecting the teleservices industry;

•	risks related to our litigation, regulatory investigations and tax examinations;

•	risks related to the final outcome of our litigation with our former landlord; and

•	other factors described in this exhibit.

     We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition.

RISK FACTORS

Risks Related to Our Business

Our business is dependent on our ability to grow internally.

     Our business is dependent on our ability to grow internally, which is dependent upon:

•	our ability to retain existing clients and expand our existing client relationships; and

•	our ability to attract new clients.

     Our ability to retain existing clients and expand those relationships is subject to a number of risks, including the risk that:

•	we fail to maintain the quality of services we provide to our clients;

•	we fail to maintain the level of attention expected by our clients;

•	we fail to successfully leverage our existing client relationships to sell additional services; and

•	we fail to provide competitively priced services.

     Our ability to attract new clients is subject to a number of risks, including:

•	the market acceptance of our service offerings;

•	the quality and effectiveness of our sales force; and

•	the competitive factors within the BPO industry.

     If our efforts to retain and expand our client relationships and to attract new clients do not prove effective, it could have a materially adverse effect on our business, results of operations and financial condition.

We compete with a large number of providers in the ARM and CRM industries, and other purchasers of consumer debt. This competition could have a materially adverse effect on our future financial results.

     We compete with a large number of companies in the industries in which we provide services. In the ARM industry, we compete with other sizable corporations in the U.S. and abroad such as GC Services LP, IntelliRisk Management Corporation, and Outsourcing Solutions, Inc., as well as many regional and local firms. In the CRM industry, we compete with large customer care outsourcing providers such as Convergys Corporation, ICT Group, SITEL Corporation, TeleTech Holdings, Inc., and West Corporation. We may lose business to competitors that offer more diversified services, have greater financial and other resources and/or operate in broader geographic areas than we do. We may also lose business to regional or local firms who are able to use their proximity to or contacts at local clients as a marketing advantage. In addition, many companies perform the BPO services offered by us in-house. Many larger clients retain multiple BPO providers, which exposes us to continuous competition in order to remain a preferred provider. Because of this competition, in the future we may have to reduce our fees to remain competitive and this competition could have a materially adverse effect on our future financial results.

     Our Portfolio Management business competes with other purchasers of consumer delinquent accounts receivable, such as Asset Acceptance Capital Corp., Asta Funding, Inc., Encore Capital Group, Inc. and Portfolio Recovery Associates, Inc. The purchased accounts receivable business has become increasingly competitive over the past few years, with several new companies entering the market. While the number of portfolios available for sale have increased, we believe the demand outweighs the supply, which has caused pricing to increase. Our competitors may have greater financial resources or access to credit to purchase portfolios than we do, and may be able to outbid us on available portfolios. In the future we may have to pay more for our portfolios, which could have an adverse impact on our financial results.

Many of our clients are concentrated in the financial services, telecommunications, and healthcare sectors. If any of these sectors performs poorly or if there are any adverse trends in these sectors it could materially adversely affect us.

     For the six months ended June 30, 2006, we derived 36.5 percent of our revenue from clients in the financial services sector, 23.2 percent of our revenue from clients in the telecommunications industry, and 14.8 percent of our revenue from clients in the healthcare sector, in each case excluding revenue from purchased accounts receivable. If any of these sectors performs poorly, clients in these sectors may do less business with us, or they may elect to perform the services provided by us in-house. If there are any trends in any of these sectors to reduce or eliminate the use of third-party BPO service providers, it could harm our business and results of operations.

We have international operations and utilize foreign sources of labor, and various factors relating to our international operations, including fluctuations in currency exchange rates, could adversely affect our results of operations.

     Approximately 5.6 percent of our revenues for the six months ended June 30, 2006 were derived from clients in Canada and the United Kingdom for ARM and CRM services. Political or economic instability in Canada or the United Kingdom could have an adverse impact on our results of operations due to diminished revenues in these countries. Our future revenue, costs of operations and profitability could also be affected by a number of other factors related to our international operations, including changes in economic conditions from country to country, changes in a country’s political condition, trade protection measures, licensing and other legal requirements, and local tax or foreign exchange control issues. Unanticipated currency fluctuations in the Canadian Dollar, British Pound or Euro could lead to lower reported consolidated results of operations due to the translation of these currencies into U.S. dollars when we consolidate our financial results.

     We provide ARM and CRM services to our U.S. clients utilizing foreign sources of labor through call centers in Canada, India, the Philippines, Barbados, Antigua, Australia and Panama. Any political or economic instability in these countries could result in our having to replace or reduce these labor sources, which may increase our labor costs and have an adverse impact on our results of operations. A decrease in the value of the U.S. dollar in relation to the currencies of the countries in which we operate could increase our cost of doing business in those countries. In addition, we expect to expand our operations into other countries and, accordingly, will face similar risks with respect to the costs of doing business in such countries including as a result of any decreases in the value of the U.S. dollar in relation to the currencies of such countries. There is no guarantee that we will be able to successfully hedge our foreign currency exposure in the future.

     We seek growth opportunities in our business in parts of the world where we have had little or no prior experience. International expansion into new markets with different cultures and laws poses additional risks and costs, including the risk that we will not be able to obtain the required permits, complying with local laws and regulations, hiring, training and maintaining a workforce, and obtaining and maintaining physical facilities in a culture and under laws that we are not familiar with. In addition, we may have to customize certain of our collection techniques to work with a different consumer base in a different regulatory environment. Also, we may have to revise certain of our analytical portfolio techniques as we apply them in different countries.

We are dependent on our employees and a higher turnover rate would have a material adverse effect on us.

     We are dependent on our ability to attract, hire and retain qualified employees. The BPO industry, by its nature, is labor intensive and experiences a high employee turnover rate. Many of our employees receive modest hourly wages and some of these employees are employed on a part-time basis. A higher turnover rate among our employees would increase our recruiting and training costs and could materially adversely impact the quality of services we provide to our clients. If we were unable to recruit and retain a sufficient number of employees, we would be forced to limit our growth or possibly curtail our operations. Growth in our business will require us to recruit and train qualified personnel at an accelerated rate from time to time. We cannot assure you that we will be able to continue to hire, train and retain a sufficient number of qualified employees to meet the needs of our business or to support our growth. If we are unable to do so, our results of operations could be harmed. Any increase in hourly wages, costs of employee benefits or employment taxes could also have a materially adverse affect on our results of operations.

The employees at one of our offices voted to join a labor union, which could increase our costs and result in a loss of customers.

     In February 2006, the employees at our call center in Surrey, British Columbia, Canada voted in favor of joining the B.C Government and Services Employees’ Union. This action, as well as that of any other employees who are successful in organizing a labor union at any of our locations, could further increase labor costs, decrease operating efficiency and productivity in the future, result in office closures, and result in a loss of customers. Additionally, during May 2006, our Jackson, Michigan facility was the subject of a union campaign from the Teamsters. We are currently not aware of any other union organizing efforts at any of our other facilities.

If we are not able to respond to technological changes in telecommunications and computer systems in a timely manner, we may not be able to remain competitive.

     Our success depends in large part on our sophisticated telecommunications and computer systems. We use these systems to identify and contact large numbers of debtors and record the results of our collection efforts, as well as to provide customer service to our clients’ customers. If we are not able to respond to technological changes in telecommunications and computer systems in a timely manner, we may not be able to remain competitive. We have made a significant investment in technology to remain competitive and we anticipate that it will be necessary to continue to do so in the future. Telecommunications and computer technologies are changing rapidly and are characterized by short product life cycles, so we must anticipate technological developments. If we are not successful in anticipating, managing, or adopting technological changes on a timely basis or if we do not have the capital resources available to invest in new technologies, our business could be materially adversely affected.

We are highly dependent on our telecommunications and computer systems.

     As noted above, our business is highly dependent on our telecommunications and computer systems. These systems could be interrupted by terrorist acts, natural disasters, power losses, computer viruses, or similar events. Our business is also materially dependent on services provided by various local and long distance telephone companies. If our equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, we may be prevented from providing services and collecting on accounts receivable portfolios we have purchased. Because we generally recognize revenue and generate operating cash flow primarily through ARM collections and providing CRM services, any failure or interruption of services and collections would mean that we would continue to incur payroll and other expenses without any corresponding income.

An increase in communication rates or a significant interruption in communication service could harm our business.

     Our ability to offer services at competitive rates is highly dependent upon the cost of communication services provided by various local and long distance telephone companies. Any change in the telecommunications market that would affect our ability to obtain favorable rates on communication services could harm our business. Moreover, any significant interruption in communication service or developments that could limit the ability of telephone companies to provide us with increased capacity in the future could harm existing operations and prospects for future growth.

Implementation of our ERP system could cause business interruptions and negatively affect our profitability and cash flows.

     In 2004, we began planning a multi-year implementation of an enterprise resource planning system, referred to as ERP. The first phases of the implementation were rolled out in 2005, and we expect the implementation, as currently planned, will continue in several phases over the next few years. Implementation of ERP systems and the accompanying software carries risks such as cost overruns, project delays, business interruptions, and the diversion of management’s attention from operations. These risks could adversely affect us, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may seek to make strategic acquisitions. Acquisitions involve additional risks that may adversely affect us.

     From time to time, we may seek to make acquisitions of businesses that provide BPO services. We may be unable to make acquisitions if suitable businesses that provide BPO services are not available at favorable prices due to increased competition for these businesses.

     We may have to borrow money, incur liabilities, or sell or issue stock to pay for future acquisitions and we may not be able to do so at all or on terms favorable to us, or at all. Additional borrowings and liabilities may have a materially adverse effect on our liquidity and capital resources. If we issue stock for all or a portion of the purchase price for future acquisitions, our shareholders’ ownership interest may be diluted. After the Acquisition, our common stock will not be publicly traded and potential sellers may be unwilling to accept equity in a privately-held company in payment for the sale of their business. If potential sellers are not willing to accept our common stock as payment for the sale of their business, we may be required to use more of our cash resources, if available, in order to continue our acquisition strategy.

     Completing acquisitions involves a number of risks, including diverting management’s attention from our daily operations, other additional management, operational and financial resources and the inability to maintain key pre-acquisition relationships with customers, suppliers and employees. We might not be able to successfully integrate future acquisitions into our business or operate the acquired businesses profitably, and we may be subject to unanticipated problems and liabilities of acquired companies.

Our success depends on our senior management team and if we are not able to retain them, it could have a materially adverse effect on us.

     We are highly dependent upon the continued services and experience of our senior management team, including Michael J. Barrist, our President and Chief Executive Officer. We depend on the services of Mr. Barrist and the other members of our senior management team to, among other things, continue the development and implementation of our growth strategies, and maintain and develop our client relationships.

Goodwill and other intangible assets represented 53.7 percent of our total assets at June 30, 2006. If the goodwill or the other intangible assets, primarily our customer relationships, are deemed to be impaired, we may need to take a charge to earnings to write-down the goodwill or other intangibles to its fair value.

     Our balance sheet includes goodwill, which represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition. Other intangibles are primarily composed of customer relationships, which represents the information and regular contact we have with our clients.

     Goodwill is tested at least annually for impairment. The annual impairment test is completed as of October 1st of each year. The test for impairment uses a fair value based approach, whereby if the implied fair value of a reporting unit’s goodwill is less than its carrying amount, goodwill would be considered impaired. We make significant assumptions to estimate the future revenue and cash flows used to determine the fair value of our reporting units. If the expected revenue and cash flows are not realized or if a sustained significant depression in our market capitalization indicates that our assumptions are not accurately estimating our fair value, impairment losses may be recorded in the future.

     Our other intangibles, including customer relationships, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The loss of a larger client could require a review of the customer relationship for impairment. We made significant assumptions to estimate the future cash flows used to determine the fair value of the customer relationship. If we lost a significant customer relationship, the future cash flows expected to be generated by the customer relationship would be less than the carrying amount, and an impairment loss may be recorded.

     As of June 30, 2006, our balance sheet included goodwill and other intangibles that represented 51.0 percent and 2.7 percent of total assets, respectively, and 87.0 percent and 4.6 percent of shareholders’ equity, respectively. If our goodwill or customer relationships are deemed to be impaired, we may need to take a charge to earnings to write-down the asset to its fair value.

We have incurred significant expenses in complying with the Sarbanes-Oxley Act, and we may be unable to assess favorably the effectiveness of our internal control over financial reporting.

     As a public company, under the Sarbanes-Oxley Act, we have been, and, following the registration of the exchange notes or the notes with the SEC in connection with the registration rights agreement, expect in the future to be, required to assess the effectiveness of our internal controls over financial reporting and assert that such internal controls are effective. Our independent auditors must evaluate management’s assessment concerning the effectiveness of our internal controls over financial reporting and render an opinion on our assessment and the effectiveness of our internal controls over financial reporting. The Sarbanes-Oxley Act has resulted in and is likely to continue to result in increased expenses, and has required and is likely to continue to require significant efforts by management and other employees. Although we believe that our efforts will enable us to remain compliant under the Sarbanes-Oxley Act, we can give no assurance that in the future such efforts will be successful. Our business is complex and involves significant judgments and estimates as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Critical Accounting Policies and Estimates.” If certain judgments and estimates are determined incorrectly, we may be unable to assert that our internal controls over financial reporting are effective, or our independent auditors may not be able to render the required attestation concerning our assessment and the effectiveness of our internal controls over financial reporting, which could adversely affect investor confidence in us.

Terrorist attacks, war and threats of attacks and war may adversely impact our results of operations, revenue and profitability.

     Terrorist attacks in the United States and abroad, as well as war and threats of war or actual conflicts involving the United States or other countries in which we operate, may adversely impact our operations, including affecting our ability to collect our clients’ accounts receivable. More generally, any of these events could cause consumer confidence and spending to decrease. They could also result in an adverse effect on the economies of the United States and other countries in which we operate. Any of these occurrences could have a material adverse effect on our results of operations, collections and revenue.

Risks Related to our ARM Business

     We are subject to business-related risks specific to the ARM business. Some of those risks are:

Decreases in our collections due to economic conditions in the United States may have an adverse effect on our results of operations, revenue and profitability.

     Deterioration in economic conditions in the United States may lead to higher rates of unemployment and personal bankruptcy filings and the decrease in the ability of consumers to pay their debts. Defaulted consumer loans that we service or purchase are generally unsecured, and we may be unable to collect these loans in case of the personal bankruptcy of a consumer. Increases in unemployment rates and bankruptcy filings may result in a decline in our collections, which may adversely impact our results of operations, revenue and profitability.

Most of our ARM contracts do not require clients to place accounts with us, may be terminated on 30 or 60 days notice, and are on a contingent fee basis. We cannot guarantee that existing clients will continue to use our services at historical levels, if at all.

     Under the terms of most of our ARM contracts, clients are not required to give accounts to us for collection and usually have the right to terminate our services on 30 or 60 days notice. Accordingly, we cannot guarantee that existing clients will continue to use our services at historical levels, if at all. In addition, most of these contracts provide that we are entitled to be paid only when we collect accounts. Therefore, for these contracts, we can only recognize revenues upon the collection of funds on behalf of clients.

If we fail to comply with government regulation of the collections industry, it could result in the suspension or termination of our ability to conduct business.

     The collections industry is regulated under various U.S. federal and state, Canadian and United Kingdom laws and regulations. Many states, as well as Canada and the United Kingdom, require that we be licensed as a debt collection company. The Federal Trade Commission, referred to as FTC, has the authority to investigate consumer complaints against debt collection companies and to recommend enforcement actions and seek monetary penalties. If we fail to comply with applicable laws and regulations, it could result in fines as well as the suspension or termination of our ability to conduct collections, which would materially adversely affect us. State regulatory authorities have the similar powers. For example, the New York and Massachusetts Attorneys General are currently conducting inquiries or investigations regarding our debt collection practices in such states. If such matters resulted in further investigations and subsequent enforcement actions, we could be subject to fines as well as the suspension or termination of our ability to conduct collections, which would materially adversely affect our financial position and results of operations. In addition, new federal, state or foreign laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit our activities in the future or significantly increase the cost of regulatory compliance. If we expand our international operations, we may become subject to additional government controls and regulations in other countries, which may be stricter or more burdensome than those in the United States.

     Several of the industries we serve are also subject to varying degrees of government regulation. Although our clients are generally responsible for complying with these regulations, we could be subject to various enforcement or private actions for our failure, or the failure of our clients, to comply with these regulations.

Risks Related to our CRM Business

     We are subject to business-related risks specific to the CRM business. Some of those risks are:

Consumer resistance to outbound services could harm the CRM services industry.

     As the CRM services industry continues to grow, the effectiveness of CRM services as a direct marketing tool may decrease as a result of consumer saturation and increased consumer resistance to customer acquisition activities, particularly direct sales and telemarketing. This could result in a decrease in the demand for our CRM services.

The CRM division relies on a few key clients for a significant portion of its revenues. The loss of any of these clients or their failure to pay us could reduce revenues and adversely affect results of operations.

     The CRM division is characterized by substantial revenues from a few key clients. While no individual CRM client represented more than 10 percent of our consolidated revenue, we are exposed to customer concentration within this division. Most of these clients are not contractually obligated to continue to use our services at historic levels or at all. If any of these clients were to significantly reduce the amount of service, fail to pay, or terminate the relationship altogether, our CRM business could be harmed. For example, as a result of losing a significant amount of business from a key telecommunications customer, since 2005 results of operations of the CRM division were adversely impacted.

A decrease in demand for CRM services in one or more of the industries to which we provide services could reduce revenues and adversely affect results of operations.

     Our CRM business is concentrated in the telecommunications industry. During 2004, announcements were made by a number of telecommunications companies that they were significantly reducing their participation in consumer markets. As a result, there have been reductions of services performed for certain of our telecommunications clients. A further reduction of such services or the elimination of the use of outsourced CRM services in this or any other industry could harm our CRM business.

Government regulation of the CRM industry and the industries we serve may increase our costs and restrict the operation and growth of our CRM business.

     The CRM services industry is subject to an increasing amount of regulation in the United States and Canada. In the United States, the Federal Communications Commission, referred to as FCC, places restrictions on unsolicited automated telephone calls to residential telephone subscribers by means of automatic telephone dialing systems, prerecorded or artificial voice messages and telephone fax machines, and requires CRM firms to develop a “do not call” list and to train their CRM personnel to comply with these restrictions. The FTC regulates both general sales practices and telemarketing specifically and has broad authority to prohibit a variety of advertising or marketing practices that may constitute “unfair or deceptive acts or practices.” Most of the statutes and regulations in the United States allow a private right of action for the recovery of damages or provide for enforcement by the FTC, state attorneys general or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys’ fees in the event that regulations are violated. The Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. We cannot assure you that we will be in compliance with all applicable regulations at all times. We also cannot assure you that new laws, if enacted, will not adversely affect or limit our current or future operations.

     Several of the industries we serve, particularly the insurance, financial services and telecommunications industries, are subject to government regulation. We could be subject to a variety of private actions or regulatory enforcement for our failure or the failure of our clients to comply with these regulations. Our results of operations could be adversely impacted if the effect of government regulation of the industries we serve is to reduce the demand for our CRM services or expose us to potential liability. We, and our employees who sell insurance products, are required to be licensed by various state insurance commissions for the particular type of insurance product sold and to participate in regular continuing education programs. Our participation in these insurance programs requires us to comply with certain state regulations, changes in which could materially increase our operating costs associated with complying with these regulations.

Risks Related to our Purchased Accounts Receivable Business

     We are subject to business-related risks specific to the Purchased Accounts Receivable business. Some of those risks are:

Collections may not be sufficient to recover the cost of investments in purchased accounts receivable and support operations.

     We purchase past due accounts receivable generated primarily by consumer credit transactions. These are obligations that the individual consumer has failed to pay when due. The accounts receivable are purchased from consumer creditors such as banks, finance companies, retail merchants, hospitals, utilities, and other consumer-oriented companies. Substantially all of the accounts receivable consist of account balances that the credit grantor has made numerous attempts to collect, has subsequently deemed uncollectible, and charged off. After purchase, collections on accounts receivable could be reduced by consumer bankruptcy filings. The accounts receivable are purchased at a significant discount, typically less than 10 percent of face value, to the amount the customer owes and, although we estimate that the recoveries on the accounts receivable will be in excess of the amount paid for the accounts receivable, actual recoveries on the accounts receivable will vary and may be less than the amount expected, and may even be less than the purchase price paid for such accounts. In addition, the timing or amounts to be collected on those accounts receivable cannot be assured. If cash flows from operations are less than anticipated as a result of our inability to collect accounts receivable, we may have difficulty servicing our debt obligations and may not be able to purchase new accounts receivable and our future growth and profitability will be materially adversely affected. There can be no assurance that our operating performance will be sufficient to service our debt or finance the purchase of new accounts receivable.

We use estimates to report results. If collections on portfolios are materially less than expected, we may be required to record impairment expenses that could have a materially adverse effect on us.

     Our revenue is recognized based on estimates of future collections on portfolios of accounts receivable purchased. Although these estimates are based on analytics, the actual amount collected on portfolios and the timing of those collections will differ from our estimates. If collections on portfolios are materially less than estimated, we may be required to record impairment expenses that could materially adversely affect our earnings, financial condition and creditworthiness.

We may be adversely affected by possible shortages of available accounts receivable for purchase at favorable prices.

     The availability of portfolios of past due consumer accounts receivable for purchase at favorable prices depends on a number of factors outside of our control, including the continuation of the current growth trend in consumer debt and competitive factors affecting potential purchasers and sellers of portfolios of accounts receivable. The growth in consumer debt may also be affected by changes in credit grantors’ underwriting criteria and regulations governing consumer lending. Any slowing of the consumer debt growth trend could result in less credit being extended by credit grantors. Consequently, fewer delinquent accounts receivable could be available at prices that we find attractive. If competitors raise the prices they are willing to pay for portfolios of accounts receivable above those we wish to pay, we may be unable to buy the type and quantity of past due accounts receivable at prices consistent with our historic return targets. In addition, we may overpay for portfolios of delinquent accounts receivable, which may have a materially adverse effect on our results of operations.

We may be unable to compete with other purchasers of past due accounts receivable, which may have an adverse effect on our combined financial results.

     We face bidding competition in our acquisitions of portfolios of past due consumer accounts receivable. Some of our existing competitors and potential new competitors may have greater financial and other resources that allow them to offer higher prices for the accounts receivable portfolios. New purchasers of such portfolios entering the market also cause upward price pressures. We may not have the resources or ability to compete successfully with our existing and potential new competitors. To remain competitive, we may have to increase our bidding prices, which may have an adverse impact on our financial results.

INDUSTRY

Business Process Outsourcing

     Companies are outsourcing many essential, non-core business functions to focus on revenue-generating activities and core competencies, reduce costs, and improve productivity and service levels. In particular, many large corporations are recognizing the advantages of outsourcing accounts receivable management and customer service and support. We believe this trend is being driven by a number of industry-specific factors, including:

•	an increase in the complexity of collection and other customer service processes, which requires sophisticated call management and database systems for efficient operations;

•	the lack of expertise, resources and infrastructure necessary to provide optimal customer support due to the growing scope and complexity of such activities; and

•	a trend in certain industries to outsource essential, non-core functions due to competitive pressures, regulatory considerations and/or required capital expenditures.

     Gartner Dataquest estimates in its 2005 Report that the global market for BPO services grew from approximately $86 billion in 2001 to approximately $121 billion in 2005 in terms of revenue and projects a 9 percent compounded annual growth rate from 2005 through 2009. We currently focus on the ARM and CRM segments of the BPO market. Both of these industry segments have experienced growth in recent years, driven by the increasing penetration of outsourcing services, the continuing growth in consumer and commercial debt, an increased focus on building long-term customer relationships and a shift away from large scale, in-house implementations to BPO.

     The BPO industry is fragmented in the U.S. The leading providers of BPO services are large multinational companies. We believe that many smaller competitors have insufficient capital to expand and invest in technology and are unable to meet the geographic coverage, regulatory requirements and quality standards demanded by businesses seeking to outsource their essential, non-core business functions.

Accounts Receivable Management

     The U.S. ARM industry is highly fragmented. While Fortune 500 companies, other public companies and large private companies are all active in the U.S. ARM industry, a significant majority of industry participants are small companies that tend to service creditors in local or regional markets. We believe that successful competitors in the ARM industry must have a broad and deep knowledge of the market, sophisticated analytical tools, a reliable network of contacts with creditors and ready access to capital.

     According to the April 2005 Kaulkin Report, revenues generated by ARM industry participants were estimated to be $15.0 billion in 2004 in the U.S., the most recent year for which annual revenue estimates are available from Kaulkin Ginsburg. According to the April 2005 Kaulkin Report, the ARM industry was growing due to increasing levels of consumer, government and commercial debts and higher delinquencies. According to the U.S. Federal Reserve Bank, consumer credit (which consists of short- and intermediate-term credit extended to individuals, excluding home equity borrowings) grew 2.7 percent to $2.1 trillion in 2005 in the U.S.

     Companies participating in the ARM industry provide a variety of services, depending on the age and collectibility of the receivables and the creditor’s goals for its ARM strategy. These services include:

•	First party collections. Collections take place under a creditor’s name by a third party provider such as NCO. First party collections generally occur before accounts are charged-off, and during the period when accounts are up to 180 days past due. Firms providing first party collection services generally receive a fixed fee for the services provided. In its April 2005 Report, Kaulkin Ginsburg estimates that $1.8 billion of revenue was generated by companies in the ARM industry from first party services in the U.S. in 2004.

•	Contingency (third party) collections. Contingency collections are made on a third party basis, on accounts that are usually at least 180 days past due. Delinquent or charged-off receivables are placed with a collection agency which generally has a specified period of time in which to collect the accounts. The agency typically earns a commission on the amounts collected, while uncollected accounts are generally returned to the creditor at the end of the contracted period. In its April 2005 Report, Kaulkin Ginsburg estimates that $9.5 billion of revenue was generated by companies in the ARM industry from third party collection services in the U.S. during 2004.

•	Debt buying. Creditors may choose to sell portions of their delinquent receivables in order to obtain benefits which include gaining immediate liquidity and avoiding the expenses associated with the collection effort. In its March 2006 Report, Kaulkin Ginsburg estimates that $100.0 billion in face value of delinquent credit card receivables and $10 billion in face value of other types of consumer debt were exchanged in the U.S. during 2004, and in its April 2005 Report, Kaulkin Ginsburg estimates that $3.0 billion of revenue was generated by companies in the ARM industry from debt-buying during such period.

•	Legal collections. Law firms that specialize in collecting delinquent receivables may take over collection efforts late in the receivable’s life cycle, when all other collection methods have been exhausted and the creditor’s only recourse is to seek payment through the legal process. Collection law firms generally earn commissions based solely on collected accounts. In its April 2005 Report, Kaulkin Ginsburg estimates that $800 million of revenue was generated by companies in the ARM industry from legal collection services in the U.S. during 2004.

Customer Relationship Management

     CRM is a large and growing industry segment in the BPO industry. According to IDC, the market for U.S. outsourced customer care services (the primary segment in which NCO’s CRM segment operates) represented revenues of $23.1 billion in 2005, and is expected to grow to $43.4 billion in 2010, a compounded annual growth rate of 13.4 percent. We believe that successful competitors in the CRM industry must have broad service offerings, large scale operations and a balanced mix of on-shore, near-shore and off-shore service capabilities.

     Companies have traditionally relied on in-house personnel and infrastructure to perform sales, direct marketing and customer service functions. We believe outsourcing allows companies to:

•	focus on core competencies;

•	achieve lower overall costs due to economies of scale; and

•	obtain service on demand on a large scale.

     We expect the CRM industry to continue to grow as the outsourcing trend continues and CRM proliferates into new market sectors.

Portfolio Management

     The market for buying and selling defaulted consumer debt has grown significantly over the past several years. Today, a large number of bank and private label credit issuers sell at least part of their charge-offs to third parties, such as NCO. Debt purchasers either seek to collect the debt themselves, or may place it with a third party agency. The benefits to creditors of selling portfolios of their delinquent receivables include realization of immediate cash flow and the avoidance of investments in personnel and infrastructure necessary to manage the debt collection process internally.

     The May 2006 Nilson Report estimates that the 46 largest buyers of credit card debt in the U.S. reported purchases of $127.7 billion for all types of charged-off debt in 2005, of which credit card debt accounted for 69 percent. Sellers of charged-off portfolios have expanded beyond credit card companies to include healthcare providers, utilities and telecommunication providers, commercial banks, consumer finance companies, retail merchants and mortgage and auto finance companies.

     Credit originators, as well as other holders of consumer debt, utilize a variety of processes to sell receivables, including competitive bidding, privately negotiated transactions and forward flow agreements, which commit a purchaser to acquire a flow of charged-off receivables over a certain time period at agreed prices.

BUSINESS

General

     We are a leading provider of BPO services primarily focused on accounts receivable management, referred to as ARM, and customer relationship management, referred to as CRM. Our outsourcing solutions include ARM, contact center support and back office support services for a diversified customer base. We provide a wide range of ARM services to our clients by utilizing an extensive technological infrastructure. Although traditional ARM services have focused on the recovery of delinquent accounts, we also engage in the recovery of current accounts receivable and early stage delinquencies (generally, accounts that are 180 days or less past due). Our CRM services allow our clients to strengthen their customer relationships by providing a high level of support to their customers and generate incremental sales by acquiring new customers. We support essential business functions across key portions of the customer life cycle including acquisition, growth, care, resolution and retention. The primary market sectors we support in our BPO business are financial services, telecommunications, healthcare, utilities, retail and commercial, transportation/logistics, education, technology and government. We also purchase and manage past due consumer accounts receivable from consumer creditors such as banks, finance companies, retail merchants, utilities, healthcare companies and other consumer-oriented companies. In 2005, we were the second largest direct purchaser of credit card debt in the U.S., according to the May 2006 Nilson Report.

     Our extensive industry knowledge, technological expertise, management depth, international scale, broad services offerings and long-standing client relationships enable us to deliver customized solutions that help our clients reduce their operating costs, increase cash flow and improve their customers’ experience. We provide our services through our customer-driven model that provides optimal performance, leading-edge technology, proven efficiency and quality, to a wide range of clients in North America and abroad. As of June 30, 2006, we had approximately 22,500 full and part-time employees (including 1,600 non-employee personnel utilized through subcontractors) providing our services through our network of 90 offices in nine countries.

     Our Company has grown rapidly, through acquisitions as well as internal growth. We have completed 28 acquisitions since 1994, including three during 2005. In May 2005 we acquired Creative Marketing Strategies, referred to as CMS, for $5.9 million, and in September 2005 we acquired seven wholly-owned subsidiaries of Marlin Integrated Capital Holding Corporation, referred to as Marlin, for $89.9 million, and substantially all of the operating assets, including purchased portfolio assets, of Risk Management Alternatives Parent Corp. and its subsidiaries, referred to as RMA, for $116.1 million.

Competitive Strengths

     Capabilities across a wide spectrum of BPO services. We provide a range of services within the BPO industry with a leading ARM platform. We offer comprehensive solutions across a broad range of related services including first and third party collections, debt buying and CRM. We provide services across a number of industries including credit, auto, healthcare and telecommunications. Given our position as an international provider of BPO services, we are able to better leverage our investments in technology and personnel to engage in larger opportunities as clients consolidate service providers. In addition, we believe we are one of the only providers of BPO services that offers first and third party collections, debt buying and CRM services within a fully integrated platform.

     Leading ARM services provider. We have a long track record of innovation and leadership in the ARM segment and we believe we are the largest provider of ARM services in North America by a significant margin. We have developed a number of advanced ARM models and segmentation strategies.

These models and strategies allow us to target debtors with effective communication techniques in order to enhance collections. We believe that our experience and expertise enables us to provide customized solutions that make a meaningful impact on our customers’ operations, reducing costs and improving their return on investment.

     International scale and integrated offshore and near-shore delivery platform. As of June 30, 2006, we had approximately 22,500 full and part-time employees (including 1,600 non-employee personnel utilized through subcontractors) and a network of 90 offices in nine countries. Our scale and capacity enables us to take on large projects that meet the geographic scope, regulatory requirements and quality standards demanded by our clients. We believe our offshore presence is one of the largest in the collections industry in the U.S., with over 15 percent of our workforce located in lower-cost foreign labor markets such as the Philippines, India, Panama and the Caribbean. This offshore presence helps us to provide cost-effective solutions to our clients.

     Technology support. Our IT infrastructure monitoring and management system provides graphical displays and a notification system that rapidly alerts trained staff to problems which could potentially impact our customers’ business. This industry innovation allows us to combine the classic IT Help Desk and the first and second levels of systems and network administration roles to provide enhanced return on investment, increased quality of end-user support, and a single point of information coordination and dissemination to our end users and business management. We have implemented technologies to allow communication with our clients’ customers through other web-based tools and voice over Internet protocol technologies, as well as electronic bill presentment and payment. We have also developed web-based platforms that process real-time credit card authorizations and electronic bank draft payments that are applied to customer accounts on our clients’ billing system.

     Strong focus on client service and retention. Our effort to provide best-in-class client services is reflected in our high client retention rate. During the six months ended June 30, 2006, our 10 largest clients, representing 37 percent of our consolidated revenue, had maintained relationships with us for an average of eight years. We provide regular training for our service representatives and work to ensure strict compliance with client policies through supervision. Our information systems enable us to provide clients with reports on a real-time basis and we maintain a client service department to promptly address client issues and questions.

     Leading technology platform and business infrastructure. We have developed technology and infrastructure to improve the efficiency of our operations and enhance client service. We believe this technology provides us with a competitive advantage. For example, our pattern recognition system utilizes predictive analytics to determine the patterns and profiles that precede consumer decisions such as purchase, payment or defection. Our segmentation models allow us to focus our collection efforts, thus reducing operational expenses and increasing collection revenues.

     Experienced management team.We have an experienced senior management team, averaging 19 years of experience in the industry. Michael Barrist, our CEO, has 22 years of industry experience and has led our company since 1986. Our senior management team also has substantial experience operating under a leveraged capital structure, as well as significant acquisition experience gained from the integration of 28 acquisitions during the past 12 years including, most recently, the Marlin and RMA acquisitions.

Business Strategy

     Expand our relationships with clients—An integral component of our growth strategy is focused on the expansion of existing client relationships. We plan to continue to grow these relationships and the resulting opportunities in both scale and depth. We believe these relationships will continue to transition from vendor relationships, focusing on the operational delivery of services, to strategic partnerships focused on long-term, goal-oriented delivery of services.

     Expand internationally—We believe that the BPO industry is gaining widespread acceptance throughout Canada, Europe and the Asia-Pacific region. Our international expansion strategy is designed to capitalize on each of these markets in the near term, as well as continue to develop access to lower-cost foreign labor. We believe that we are one of the largest providers of BPO services in Canada. We also have a growing presence in Europe. We expect to further penetrate these markets through increased sales of ARM and CRM services, as well as through the pursuit of accounts receivable purchasing opportunities. Additionally, we expect to pursue direct investments, strategic alliances and partnerships as well as further explore acquisitions in these markets and other markets. In addition, we are in the process of exploring new opportunities in other labor markets such as Eastern Europe, Central America and the Caribbean.

     Continue to pursue debt purchasing opportunities—Since 1999, we have expanded our portfolio purchasing platform. In 2005, we expanded our presence in the medical and utilities industries, as well as with telecommunications companies and credit card issuers. We purchased an aggregate of $57.4 million (in terms of cost) of portfolios of accounts receivable for the six months ended June 30, 2006. Our strategic plan focuses on purchasing larger portfolios of accounts receivables, for which we currently believe there is less competition.

     We intend to continue to pursue larger debt purchasing opportunities. Through enhanced analysis of portfolio performance and utilizing the collections experience of our ARM business for similar classes of debt, we have been able to target profitable opportunities within the market for available U.S. portfolios. In 2005, we also began a process of identifying and selling older, unresolved accounts that we believe have a low probability of collection and/or that could be sold currently for more than we can collect over time, net of servicing costs. In order to facilitate our purchase of large portfolios of accounts receivable, we have an agreement with a lender to finance such purchases on a non-recourse basis. While our principal portfolios continue to be larger credit card and similar U.S.-based consumer receivables, our growth strategy includes the expansion into telecommunications, utilities, medical and international purchase opportunities.

     Enhance our operating margins—We intend to continue pursuing the following initiatives to increase profitability:

•	standardization of systems and practices;

•	consolidation of facilities;

•	automation of clerical functions;

•	utilization of near shore and offshore labor;

•	use of statistical analysis to improve performance and reduce operating expenses; and

•	leveraging our size and international presence.

     Continuously improve business processes—We intend to continue developing and enhancing our technology and infrastructure with initiatives that improve the efficiency of our operations and enhance client service. Examples of our recent initiatives include:

•	Pattern recognition system: In December 2005, we acquired a pattern recognition system designed to determine the patterns and profiles that precede customer decisions such as purchase or defection. Leveraging predictive analytic technologies increases the ability to predict customers’ behaviors, thus improving the results of the outsourced solutions we provide to our clients as well as improving our purchased portfolio analytics.

•	Enterprise resource planning system: In 2005, we converted our financial, human resources and CRM platforms to an integrated enterprise resource planning (“ERP”) platform. This implementation should enable us to more efficiently manage the changing requirements of our industry and clients, and provide critical business information to operate our business more effectively.

•	Enhanced data management and analytics: We have implemented both client-specific and pooled segmentation models to focus better our collections efforts. These models, coupled with iterative segment-based treatment testing, provide benefits by reducing operating expense and increasing collection revenues.

•	Online access for subcontractor agencies: Leveraging the technology used to service our Attorney Network System, which brings us online with over 100 law firms in the United States, we have expanded this system to also support the data exchange requirements with other agencies we utilize to service accounts. These agencies are now able to receive, process, and return updates using web server technology.

•	Enhanced data security: We continue to deploy both physical and system security enhancements to help ensure ongoing protection and privacy of NCO and client data as well as network and systems hardening. We incorporate sophisticated password, access and authentication controls, and have emphasized security awareness training programs.

     Pursue strategic acquisition opportunities—We have developed a disciplined approach to acquisitions. We believe our approach enables us to efficiently integrate acquired businesses, personnel and facilities into our existing technology platform, personnel matrix and facilities. By leveraging our shared services and infrastructure, we facilitate the realization of cost synergies and growth of sales and earnings. We intend to evaluate and pursue strategic acquisitions on an opportunistic basis as they become available.

Our Services

     We provide the following BPO services:

Accounts Receivable Management and Collection

     We provide a wide range of ARM services to our clients by utilizing an extensive technological infrastructure. Although traditional ARM services have focused on the recovery of delinquent accounts, we also engage in the recovery of current accounts receivable and early stage delinquencies (generally, accounts that are 180 days or less past due). For the six months ended June 30, 2006, we generated 61 percent of our ARM revenue from the recovery of delinquent accounts receivable on a contingency fee basis. In addition, we generate revenue from fixed fees for certain accounts receivable management and collection and other related services. Our ARM services segments are comprised of ARM North America and ARM International.

     ARM services typically include the following activities:

     Engagement Planning. We customize solutions for our clients based on a number of factors, including account size and demographics, the client’s specific requirements and management’s estimate of the collectibility of the account. We integrate our standard processes for accounts receivable management and collection, developed from decades of accumulated experience, to create a customized recovery solution. In many instances, our approach will evolve and change as the relationship with the client develops, and both parties evaluate the most effective means of recovering accounts receivable. Our systematic approach to accounts receivable management and collection removes most decision making from the recovery staff and is designed to ensure uniform, cost-effective performance.

     Once the approach has been defined, we electronically or manually transfer pertinent client data into our information system. When the client’s records have been established in our system, we begin the recovery process.

     Account Notification. We initiate the recovery process by forwarding a preliminary letter that is designed to seek payment of the amount due or open a dialogue with client’s customers. This letter also serves as an official notification to each client’s customer of his or her rights as required by the Federal Fair Debt Collection Practices Act. We continue the recovery process with a series of mail and telephone notifications. Telephone representatives remind the client’s customer of their obligation, inform them that their account has been placed for collection with us and begin a dialogue to develop a payment program.

     Skip Tracing. In cases where the client’s customer’s contact information is unknown, we systematically search the U.S. Post Office National Change of Address service, consumer databases, electronic telephone directories, credit agency reports, tax assessor and voter registration records, motor vehicle registrations, military records, and other sources. The geographic expansion of banks, credit card companies, national and regional telecommunications companies, and national hospital chains, along with the mobility of consumers, has increased the demand for locating the client’s customers. Once we have located the client’s customer, the notification process can begin.

     First Party Early Stage Delinquency Calls. Although companies understand the importance of contacting customers early in the delinquency cycle, some do not possess the resources necessary to sustain consistent and cost-effective outbound telephone campaigns. We provide a customized, service approach to contact our clients’ customers and remind them of their obligation to pay their accounts.

     We typically conduct reminder calls in the client’s name to recently past due customers and courtesy collection calls to more seriously delinquent customers. Our representatives leave courteous messages if telephone contact attempts are unsuccessful after the second day.

     Third Party Collection Services. The most common challenges encountered by companies are how to prompt seriously delinquent customers to make payments before they are charged off as uncollectible or to collect the full balance after charge-off. Our third party collection services communicate a sense of urgency to seriously delinquent customers during these periods, reducing net charge-offs and the cost of collection.

     Credit Reporting. Credit bureau reporting is used as a collection tool in accordance with NCO’s policy, applicable laws, and client guidelines. At a client’s request, we will electronically report delinquent accounts to one or more of the national credit bureaus where it will remain for a period of up to seven years. The possible denial of future credit often motivates the resolution of past due accounts.

     Payment Processing. After we receive payment from the client’s customer, depending on the terms of our contract with the client, we can either remit the amount received minus our fee to the client or remit the entire amount received to the client and subsequently bill the client for our collection services.

     Activity Reports. Clients are provided with a system-generated set of customized reports that fully describe all account activity and status. These reports are typically generated monthly; however, the information included in the report and the frequency that the reports are generated can be modified to meet the needs of the client.

     Quality Tracking. We emphasize quality control throughout all phases of the accounts receivable management and collection process. Some clients may specify an enhanced level of supervisory review and others may request customized quality reports. Large financial services organizations will typically have exacting performance standards which require sophisticated capabilities, such as documented complaint tracking and specialized software to track quality metrics to facilitate the comparison of our performance to that of our peers.

Customer Relationship Management

     Our CRM services allow our clients to strengthen their customer relationships by providing a high level of support to their customers and generate incremental sales by acquiring new customers.

     We design and implement customized outsourced CRM solutions including the following:

     Customer Care and Retention. Our representatives specialize in developing and maintaining the relationships that our clients value. Customer care programs vary depending upon each client’s specific goals, but often include services such as customer development and outbound and inbound calling campaigns. Our representatives handle customer care inquiries such as billing questions, product and service inquiries, and complaint resolution. We also place calls on behalf of clients in welcoming new customers, retaining current customers, delivering notifications and conducting market research or satisfaction surveys. Our programs include specialized training in order to ensure that each representative is a seamless extension of our clients’ businesses.

     Customer Acquisition and Sales. We support inbound and outbound sales efforts by conducting customized programs designed to acquire new customers, renew current customers, and win back or win over targeted customers. We execute multiple phases of the sales order process, pre- and post-sale, from answering product related questions and making sales presentations to up selling, cross selling and order processing.

     Product and Technical Support. In support of the increasing dependence of customers and businesses on technology, prompt and accurate responses to technology inquires, product-related support issues, and service related concerns has become a cornerstone to maintaining high customer satisfaction and achieving retention goals. Our product support services include help-desk, troubleshooting, warranty, recall, and upgrade support. We strive for first call resolution and are committed to meeting client service level requirements. We believe that our highly trained customer contact staff is knowledgeable in all components of technical support and help-desk related service requirements, and is adept at troubleshooting, evaluation and escalation procedures and resolving complaints quickly and effectively to increase our clients’ customer retention and loyalty.

     Interactive Voice Response. We use interactive voice response technology to cost-effectively facilitate customer care for our clients. Customers can efficiently obtain account balance information, transfer funds, place an order, check status of an order, pay a bill, or answer a survey. Incoming calls are routed to representatives through systematic call transfer protocols or as a result of a toll-free number being included on customer correspondence. The process is completely automated, and if the caller wants to speak to a representative they can choose to be connected to a live NCO customer service professional. This combination of live and recorded telephone interaction benefits the customer through efficient, 24-hour service and decreased operating costs.

     Email Management. An important component to attracting and retaining customers is easy accessibility. Our email management services allow our clients’ customers to communicate with them day or night, 24 hours a day, seven days a week. Our response generation and intelligent routing provide an efficient means to respond to customer needs while increasing our clients’ operational effectiveness and decreasing their costs.

     Web Chat. We have the ability to communicate with clients’ customers through our live Web chat service. Faster than email, our Web chat solution allows customers to interact with agents in real time. We can leverage our Web chat technology to provide customer care, answer product questions, or offer technical support.

     In-Language Contact. Our international network of call centers support all major languages, including English, Spanish, French, Arabic, Korean, Hindi, Polish, Russian, Tagalog, and numerous Asian dialects. We have a wealth of experience supporting multilingual programs and can work with clients to meet language requirements.

     Pattern Recognition System. We have a pattern recognition system designed to enhance client results by determining the patterns and profiles that precede customer decisions such as purchase or defection. Leveraging predictive analytic technologies increases the ability to predict customers’ behavior thus improving the results of the outsourced solutions we provide to our clients.

Portfolio Management

     Our Portfolio Management business segment purchases, collects and manages portfolios of purchased accounts receivable. These portfolios consist primarily of delinquent consumer accounts receivable. For the six months ended June 30, 2006, we reported cash collections of $137.4 million. We also purchased $57.4 million in new portfolio purchases during the six months ended June 30, 2006.

     We utilize the knowledge developed in our ARM services business to enhance accurate pricing of portfolio purchases, and make informed decisions about the collectability of accounts in the portfolio. We have accumulated an extensive internal database with over 350 million consumer accounts, which we believe is one of the largest in the industry. Furthermore, our breadth of ARM expertise in industries such as credit cards, telecommunications, and healthcare provides insights into those markets for the Portfolio Management business. The relationship between ARM and Portfolio Management results in informed, disciplined and historically successful pricing strategies for debt purchases. During the period 2001 to 2005, we collected over 80 percent of portfolio cost within two years of purchase. In order to facilitate our purchase of portfolios of accounts receivable, we have an agreement with Cargill granting it a right of first refusal to finance, on a non-recourse basis, the purchase of certain portfolios. The financing may be structured, depending on the size and nature of the portfolio, either as a borrowing arrangement of up to 70 percent of the purchase price of the portfolios from Cargill or under various equity sharing arrangement ranging from 25 percent to 50 percent of the equity being provided by Cargill. As an additional return on the debt financed portfolios, Cargill is entitled to receive a percentage of the profits of the portfolios, after collection expenses and repayment of all related debt.

Additional Services

     We selectively provide other related services that complement our traditional ARM and CRM businesses and leverage our technology infrastructure. We believe that the following services will provide additional growth opportunities for us:

     Attorney Network Services. We coordinate and implement legal collection solutions undertaken on behalf of our clients through the management of nationwide legal resources specializing in collection litigation. Our collection support staff manages the attorney relationships and facilitates the transfer of necessary documentation.

     NCOePayments. We provide our clients’ customers with multiple secure payment options, accessible via the telephone and the Internet, 24 hours a day, 365 days a year. We also provide contact center solutions utilizing our extranet technology, allowing representatives to take payments directly from the customer.

     Financial Investigative Services. We develop the information needed to profile commercial debtors and make decisions affecting extensions of credit. Our investigators uncover background and financial data using resources such as asset and liability searches, background investigations, and chain of title investigations.

     Order Processing. We support multiple phases of order processing, including answering product-related questions and making sale presentations, up selling and cross selling, order entry, and providing post-sale support.

     Back Office Support. We coordinate customizable back office solutions including billing, payment processing, medical certification, bankruptcies, and accounting.

Technology and Infrastructure

     We have implemented a scalable technical infrastructure that can flexibly support growing client volume while delivering a high level of service. Our customer contact centers feature advanced technologies, including predictive dialers, automated call distribution systems, digital switching, digital recording, workforce management systems and customized computer software, including the NCO ACCESS Interface Manager. This is a graphical user interface and computer desktop application we developed for use in large-scale outsourcing engagements that enables data integration, enhanced reporting, representative productivity, implementation speed, and security. As a result, we believe we are able to address outsourced business process activities more reliably and more efficiently than our competitors. As of June 30, 2006, our IT staff comprised of over 300 employees. We provide our services through the operation of 90 centers that are electronically linked through an international wide area network.

     We maintain disaster recovery contingency plans and have implemented procedures to protect against the loss of data resulting from power outages, fire and other casualties. We believe fast recovery and continuous operation are enhanced with multiple redundancies, uninterruptible power supplies and contracted backup and recovery services. We have implemented a security system to protect the integrity and confidentiality of our computer systems and data, and we maintain comprehensive business interruption and critical systems insurance on our telecommunications and computer systems. Our systems also permit secure network access to enable clients to electronically communicate with us and monitor operational activity on a real-time basis. We employ a variety of measures including firewalls, encryption, data access, permissions, and site security to ensure data remains safe and secure.

     Our ARM call centers utilize predictive dialers with a total of over 6,700 stations to address our low-balance, high-volume accounts, and our CRM centers utilize approximately 1,200 predictive dialer stations to conduct our clients’ outbound calling campaigns. These systems scan our databases, simultaneously initiate calls on all available telephone lines, and determine if a live connection is made. Upon determining that a live connection has been made, the computer immediately switches the call to an available representative and instantaneously displays the associated account record on the representative’s workstation. Calls that reach other signals, such as a busy signal, telephone company intercept or no answer, are tagged for statistical analysis and placed in priority recall queues or multiple-pass calling cycles. The system also automates almost all record keeping and follow-up activities including letter and report generation. We believe that our automated method of operations dramatically improves the productivity of our staff.

Quality Assurance and Client Service

     We believe a reputation for quality service is critical to acquiring and retaining clients. Therefore, our representatives are supervised, by both NCO and our clients, for strict compliance with client specifications, our policies, and applicable laws and regulations. We regularly measure the quality of our services by capturing and reviewing such information as the amount of time spent talking with clients’ customers, level of customer complaints and operating performance. In order to provide ongoing improvement to our telephone representatives’ performance and to ensure compliance with our policies and standards, as well as federal, state and local guidelines, quality assurance personnel supervise each telephone representative on a frequent basis and provide ongoing training to the representative based on this review. Our information systems enable us to provide clients with reports on a real-time basis as to the status of their accounts and clients can choose to network with our computer system to access such information directly.

     We maintain a client service department to promptly address client issues and questions and alert senior executives of potential problems that require their attention. In addition to addressing specific issues, a team of client service representatives contacts clients on a regular basis in order to establish a close relationship, determine clients’ overall level of satisfaction, and identify practical methods of improving their satisfaction.

Client Relationships

     Our active client base currently includes over 22,000 companies in the financial services, telecommunications, healthcare, utilities, transportation/logistics, education, retail and commercial, technology, and government sectors. Our 10 largest clients for the six months ended June 30, 2006 accounted for 37 percent of our revenue. For the six months ended June 30, 2006, our largest client was in the financial services industry and represented 9.8 percent of our consolidated revenue. While our CRM division relies on revenue from a few key clients, none of these clients represented more than five percent of our consolidated revenue during the six months ended June 30, 2006. During the six months ended June 30, 2006, we derived 36.5 percent of our revenue, excluding purchased accounts receivable, from financial services (which includes the banking and insurance sectors), 23.2 percent from telecommunications companies, 14.8 percent from healthcare organizations, 6.9 percent from utilities, 5.9 percent from retail and commercial entities, 4.1 percent from educational organizations, 3.9 percent from technology companies, 3.8 percent from transportation/logistics companies, and 0.9 percent from government entities.

     We enter into ARM contracts with most of our clients that define, among other things, fee arrangements, scope of services and termination provisions. Clients may usually terminate such contracts on 30 or 60 days notice. In the event of termination, however, clients typically do not withdraw accounts referred to us prior to the date of termination, thus providing us with an ongoing stream of revenue from such accounts, which diminishes over time. Under the terms of our contracts, clients are not required to place accounts with us but do so on a discretionary basis.

     Our CRM contracts are generally for terms of up to three years. Contracts are typically terminable by either party upon 60 days notice; however, in some cases, particularly in our longer term inbound contracts which often require substantial capital expenditures on our part, a client may be required to pay us a termination fee in connection with an early termination of the contract.

     In addition, certain inbound CRM contracts may contain minimum volume commitments requiring our clients to provide us with agreed-upon levels of calls during the terms of the contracts. Our fees for services rendered under these contracts are based on pre-determined, contracted chargeable rates that may include a base rate per minute or per hour plus a higher rate or “bonus” rate if we meet pre-determined objective performance criteria, such as sales generated during a defined period, and may be reduced by any contractual monthly performance penalties to which the client may be entitled. Additionally, we may receive additional discretionary client determined bonuses based upon criteria established by our clients.

     Some of our customer contracts provide for limited currency rate protection below certain pre-determined exchange rate levels and limited gain sharing above certain pre-determined exchange rate levels. Such contracts may mitigate certain currency risks, however, there can be no assurance that new contracts will be successfully negotiated with such provisions or that existing contract provisions will result in the reduction of currency risk for such contracts.

     On occasion we enter into “forward-flow” agreements for the purchase of accounts receivable from consumer credit grantors. A forward-flow agreement is a commitment to purchase a defined volume of accounts from a seller for a designated period of time at a fixed price.

Personnel and Training

     Our success in recruiting, hiring and training a large number of employees is critical to our ability to provide high quality BPO services to our clients. We seek to hire personnel with previous experience in the industry or with experience as telephone representatives. We generally offer internal promotion opportunities and competitive compensation and benefits.

     All of our call center personnel receive comprehensive training that consists of three stages: introduction training, behavioral training and functional training. These programs are conducted through a combination of classroom and role-playing sessions. Prior to customer contact, new employees receive one week of training in our operating systems, procedures and telephone techniques and instruction in applicable federal and state regulatory requirements. Our personnel also receive a wide variety of continuing professional education and on-going refresher training, as well as additional product training on an as-needed basis.

     As of June 30, 2006, we had a total of approximately 19,500 full-time employees and 1,400 part-time employees, of which 17,000 were telephone representatives. In addition, as of June 30, 2006, we utilized approximately 650 telephone representatives through subcontractors in each of the U.S. and India, and approximately 150 in each of Panama and Antigua. We believe that our relations with our employees are good.

     Typically our employees are not represented by labor unions; however, in February 2006, our employees in Surrey, British Columbia, Canada voted in favor of joining the B.C Government and Services Employees’ Union. We are currently working on reaching a collective agreement, which will only cover the Surrey call center. From time to time, our facilities are targeted by union organizers. During May 2006, our Jackson, Michigan facility was the subject of a union campaign from the Teamsters. We are not aware of any union organizing efforts at any of our other facilities.

Sales and Marketing

     Our sales force is organized into three functional groups to best match our sales professionals’ experience and expertise with the appropriate target market. This structure allows us to strategically allocate resources corresponding to potential revenue and partnership opportunities. The largest group consists of approximately 130 telephone sales representatives who specialize in business-to-business BPO solutions for small to mid-sized companies.

     Our core sales force, composed of approximately 50 sales professionals, is organized by industry vertical and geographical location to ensure the highest level of focus and service to potential and existing business partners. This group specializes in direct sales efforts aimed at delivering customized outsourced solutions primarily within the ARM market space.

     Our Enterprise Team consists of five seasoned sales professionals who focus on forming and cultivating strategic, long-term partnerships with large, multinational firms in order to maximize outsourcing opportunities via our full suite of BPO services.

     During the fourth quarter of 2004, we implemented the Client Relationship Management Module of our ERP. This module provides tools to support both sales and operations in the management of client relationships from initial identification of a prospect to the care and retention of long-term clients. The module is fully implemented on our IT Operating Platform, and was deployed to NCO sales staff during the first half of 2006.

     Our in-house marketing department provides customer contact solutions and sales support by performing a wide range of personalized services such as customer database administration, advertising, marketing campaigns and direct mailings, collateral development, trade show and site visit management, market and competitive research, and more. We also maintain a dedicated team of skilled writers who prepare detailed, professional responses to formal requests for proposals and requests for information.

Competition

     The BPO industry is highly competitive. We compete with a large number of ARM providers, including large national corporations such as GC Services LP, IntelliRisk Management Corporation, and Outsourcing Solutions, Inc., as well as many regional and local firms. We also compete with large customer care outsourcing providers such as Convergys Corporation, ICT Group, SITEL Corporation, TeleTech Holdings, Inc., and West Corporation. Some of our competitors may offer more diversified services and/or operate in broader geographic areas than we do. In addition, many companies perform the BPO services offered by us in-house. Moreover, many larger clients retain multiple outsourcing providers, which exposes us to continuous competition in order to remain a preferred vendor. We believe that the primary competitive factors in obtaining and retaining clients are the ability to provide customized solutions to a client’s requirements, personalized quality service, sophisticated call and information systems, and a competitive price.

     Our Portfolio Management segment competes with other purchasers of delinquent consumer accounts receivable, such as Asset Acceptance Capital Corp., Asta Funding, Inc., Encore Capital Group, Inc. and

Portfolio Recovery Associates, Inc. The purchased accounts receivable business has become increasingly competitive over the past few years, with several new companies entering the market. While the number of portfolios available for sale has increased somewhat, we believe the demand outweighs the supply, which has caused pricing to increase. Our competitors may have greater access to financing sources to purchase portfolios than we do, and may be able to outbid us on available portfolios. We believe the primary competitive factor in this business is the ability to purchase portfolios at reasonable prices.

Regulation

     Accounts Receivable Management and Collection

     The ARM industry in the U.S. is regulated both at the federal and state level. The federal Fair Debt Collection Practices Act, referred to as the FDCPA, regulates any person who regularly collects or attempts to collect, directly or indirectly, consumer debts owed or asserted to be owed to another person. The FDCPA establishes specific guidelines and procedures that debt collectors must follow in communicating with consumer debtors, including the time, place and manner of such communications. Further, it prohibits harassment or abuse by debt collectors, including the threat of violence or criminal prosecution, obscene language or repeated telephone calls made with the intent to abuse or harass. The FDCPA also places restrictions on communications with individuals other than consumer debtors in connection with the collection of any consumer debt and sets forth specific procedures to be followed when communicating with such third parties for purposes of obtaining location information about the consumer. Additionally, the FDCPA contains various notice and disclosure requirements and prohibits unfair or misleading representations by debt collectors. We are also subject to the federal Fair Credit Reporting Act, which regulates the consumer credit reporting industry and which may impose liability on us to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate. The Federal Trade Commission, referred to as the FTC, has the authority to investigate consumer complaints against debt collection companies and to recommend enforcement actions and seek monetary penalties. Our ARM business is also subject to state regulation. Some states require that we be licensed as a debt collection company. We believe that we currently hold applicable state licenses from all states where required.

     We provide services to healthcare clients that are considered “covered entities” under the federal Health Insurance Portability and Accountability Act of 1996, referred to as HIPAA. As covered entities, our clients must comply with the standards for privacy, transaction and code sets, and data security. Under HIPAA, we are considered a “business associate,” which requires that we protect the security and privacy of “protected health information” provided to us by our clients for the collection of payments for healthcare services. We believe that we operate in compliance with all applicable standards under HIPAA in all material respects.

     The collection of accounts receivable by collection agencies in Canada is regulated at the provincial and territorial level in substantially the same fashion as is accomplished by federal and state laws in the U.S. The manner in which we conduct the business of collecting accounts is subject, in all provinces and territories, to established rules of common law or civil law and statute. Such laws establish rules and procedures governing the tracing, contacting and dealing with debtors in relation to the collection of outstanding accounts. These rules and procedures prohibit debt collectors from engaging in intimidating, misleading and fraudulent behavior when attempting to recover outstanding debts. In Canada, our collection operations are subject to licensing requirements and periodic audits by government agencies and other regulatory bodies. Generally, such licenses are subject to annual renewal. We believe that we hold all necessary licenses in those provinces and territories that require them.

     In addition, the ARM industry is regulated in the United Kingdom and Europe, including licensing requirements. We believe we hold all necessary licenses required in the United Kingdom and Europe. If we expand our international operations, we may become subject to additional government control and regulation in other countries, which may be more onerous than those in the United States.

     Several of the industries served by us are also subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of our clients, we could be subject to various enforcement or private actions for our failure or the failure of our clients to comply with such regulations.

     In August 2006 we received a subpoena from the New York Attorney General and in September 2006 we received a letter from the Massachusetts Attorney General requesting information relating to our Company’s debt collection practices in such states. We are in the process of responding to such inquiries or investigations and providing certain information to the Attorneys General offices in connection with the letters. We believe we are in compliance with the state laws of New York and Massachusetts relating to debt collection practices in all material respects. However no assurance can be given that any such inquiries or investigations will not result in a formal investigation or an enforcement action. Any such enforcement actions could result in fines as well as the suspension or termination of our ability to conduct business in such states.

Customer Relationship Management

     U.S. Federal and State Regulation

     In the United States, there are two major federal laws that specifically address telemarketing, the Telephone Consumer Protection Act, referred to as TCPA, which authorized the Federal Communications Commission, referred to as the FCC, to adopt rules implementing the TCPA, and the Telemarketing and Consumer Fraud and Abuse Prevention Act, referred to as the Fraud Prevention Act, which authorized the FTC, to adopt the Telemarketing Sales Rule, referred to as the TSR. Over the past few years, the TSR has been amended to include several new restrictions on telemarketing activities. In addition, the states have various regulatory restrictions and requirements for telemarketing companies.

     The TCPA places restrictions on unsolicited automated telephone calls to residential telephone subscribers by means of automatic telephone dialing systems, prerecorded or artificial voice messages and telephone fax machines. In addition, the regulations require CRM firms to develop a “do not call” list and to train their CRM personnel to comply with these restrictions. The TCPA creates a right of action for both consumers and state attorneys general. A court may award damages or impose penalties of $500 per violation, which may be trebled for willful or knowing violations. Currently, we train our service representatives to comply with the regulations of the TCPA. On March 11, 2003, the Do-Not-Call Implementation Act, referred to as the Do-Not-Call Act, was signed into law. The Do-Not-Call Act required the FCC to issue final rules under the TCPA to maximize the consistency of the TCPA with the FTC’s December 18, 2002 amendments to the TSR, as discussed below. Accordingly, on July 3, 2003, the FCC issued rules regarding the national do-not-call registry, call abandonment and caller ID requirements.

     The FTC regulates both general sales practices and telemarketing specifically and has broad authority to prohibit a variety of advertising or marketing practices that may constitute “unfair or deceptive acts or practices.” Pursuant to its general enforcement powers, the FTC can obtain a variety of types of equitable relief, including injunctions, refunds, disgorgement, the posting of bonds and bars from continuing to do business for a violation of the acts and regulations it enforces.

     The FTC also administers the Fraud Prevention Act under which the FTC has issued the TSR prohibiting a variety of deceptive, unfair or abusive practices in direct telephone sales. Generally, these rules prohibit misrepresentations of the cost, quantity, terms, restrictions, performance or characteristics of products or services offered by telephone solicitation or of refund, cancellation or exchange policies. The rules also regulate the use of prize promotions in direct telephone sales to prevent deception and require that a telemarketer identify promptly and clearly the seller on whose behalf the CRM representative is calling, the purpose of the call, the nature of the goods or services offered and that no purchase or payment is necessary to win a prize. The regulations also require that providers of services maintain records on various aspects of their businesses.

     On December 18, 2002, the FTC amended the TSR. The major change was the creation of a centralized national “do not call” registry. Federal enforcement of the National Do Not Call Registry began on October 1, 2003. A consumer who receives a telemarketing call despite being on the registry can file a complaint with the FTC, either online or by calling a toll free number. Violators could be fined up to $11,000 per incident. In addition, the amended TSR restricts call abandonment (with certain safe harbors) and unauthorized billing. Further, as of January 29, 2004, the amended TSR requires telemarketers to transmit their telephone numbers and, if possible, their names to consumers’ “caller id” services.

     At the state level, most states have enacted consumer protection statutes prohibiting unfair or deceptive acts or practices as they relate to telemarketing sales. For example, telephone sales in certain states are not final until a written contract is delivered to and signed by the buyer, and such a contract often may be canceled within three business days. At least one state also prohibits parties conducting direct telephone sales from requesting credit card numbers in certain situations, and several other states require certain providers of such services to register annually, post bonds or submit sales scripts to the state’s attorney general. Under these general enabling statutes, depending on the willfulness and severity of the violation, penalties can include imprisonment, fines and a range of equitable remedies such as consumer redress or the posting of bonds before continuing in business.

     Additionally, some states have enacted laws and others are considering enacting laws targeted at direct telephone sales practices. Some examples include laws regulating electronic monitoring of telephone calls and laws prohibiting any interference by direct telephone sales with “caller id” devices. Most of these statutes allow a private right of action for the recovery of damages or provide for enforcement by state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys’ fees. There can be no assurance that any such laws, if enacted, will not adversely affect or limit our current or future operations.

     To date, 16 states have established statewide “do not call” lists. Twenty-five states have opted to use the FTC’s Do Not Call list as the official state list.

     The industries we serve are also subject to government regulation, and, from time to time, bills are introduced in Congress, which, if enacted, could affect our operations. We, and our employees who sell insurance products, are required to be licensed by various state and provincial insurance commissions for the particular type of insurance product to be sold and are required to participate in regular continuing education programs.

     Telecommunications is another industry we serve that is subject to government regulation. For example, “slamming” is the illegal practice of changing a consumer’s telephone service without permission. The FCC has promulgated regulations regarding slamming rules that apply solely to the telecommunications carrier and not the telemarketer or the independent party verifying the service change. However, some state slamming rules may extend liability for violations to agents and other representatives of telecommunications carriers, such as telemarketers.

     Our representatives undergo an extensive training program, part of which is designed to educate them about applicable laws and regulations and to try to ensure their compliance with such laws and regulations. Also, we program our call management system to avoid initiating telephone calls during restricted hours or to individuals maintained on our “do not call” list.

     Canadian Regulation

     In Canada, the Canadian Radio-Television and Telecommunications Commission, referred to as CRTC, enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. Companies that violate any of the restrictions on unsolicited calls may have their telephone service terminated after two business days’ notice from the telephone company. Effective October 1, 2004, the CRTC was to require telemarketers to provide consumers with a unique registration number confirming a consumer’s do not call request; however, on September 28, 2005, the CRTC granted the request of the Canadian Marketing Association, referred to as CMA, for a stay of decision, pending its consideration of the CMA’s appeal.

     In November 2005, a bill was announced to amend the Telecommunications Act, which would allow the creation of a Canadian National Do Not Call list where consumers could register once to stop all unwanted telemarketing calls. The CRTC stated that it would be counter-productive to establish a National Do Not Call registry without significant enforcement and administrative measures, which the current bill is lacking. Once revised to include these measures and if passed by Parliament, the CRTC will begin public consultations.

     In 2001, the federal government of Canada enacted the Personal Information Protection and Electronic Documents Act, referred to as the Canadian Federal Act. Effective January 1, 2004, the Canadian Federal Act requires all commercial enterprises to obtain consent for the collection, use, and disclosure of an individual’s personal information. Failure to comply with the Canadian Federal Act could result in significant fines and penalties or possible damage awards for the tort of public humiliation. In addition to the foregoing sanctions, the Canadian Federal Act also contemplates that any finding of an improper use of personal information will be subject to public disclosure by the Privacy Commissioner. The Canadian Federal Act permits any Province of Canada to enact substantially similar legislation governing the subject matter of the Canadian Federal Act, in which case the legislation of the Province will override the provisions of the Canadian Federal Act. Our Canadian operations are located primarily in the Provinces of Ontario, British Columbia and New Brunswick. British Columbia has enacted legislation, referred to as the B.C. Act, governing the subject matter of the Canadian Federal Act. The federal government of Canada has not yet declared the B.C. Act substantially similar to the Canadian Federal Act. Until such time as the federal government of Canada makes such declaration, both the B.C. Act and the Canadian Federal Act will apply concurrently to our operations in British Columbia. Though neither has yet enacted legislation that is substantially similar to the Canadian Federal Act, both Ontario and New Brunswick have indicated that they may enact legislation governing the subject matter of the Canadian Federal Act. Failure to comply with the Canadian Federal Act, the B.C. Act, as well as, any such future legislation enacted by Ontario, New Brunswick or any other provinces in which we operate, may have an adverse affect on, or limit our current or future, operations.

     The Competition Act contains a number of provisions that regulate the conduct of telemarketers in Canada, in particular the manner in which outbound calls are to be conducted. Failure to comply with such legislation could adversely affect our business.

     We devote significant ongoing efforts, through training of personnel and monitoring of compliance, to ensure that we comply with all applicable foreign, federal and state regulatory requirements. We believe that we are in material compliance with all such regulatory requirements.

Legal Proceedings

     Fort Washington Flood. In June 2001, the first floor of our Fort Washington, Pennsylvania, headquarters was severely damaged by a flood caused by remnants of Tropical Storm Allison. During the third quarter of 2001, we decided to relocate our corporate headquarters to Horsham, Pennsylvania. We filed a lawsuit in the Court of Common Pleas, Montgomery County, Pennsylvania (Civil Action No. 01-15576) against the current landlord and the former landlord of the Fort Washington facilities to terminate the leases and to obtain other relief. The landlord and former landlord have filed counter-claims against us. Due to the uncertainty of the outcome of the lawsuit, we recorded the full amount of rent due under the remaining terms of the leases during the third quarter of 2001. In April 2003, the former landlord defendants filed a joinder complaint against certain current and former officers and/or directors of the Company, to name such persons as additional defendants and alleging, among other things, that they breached their fiduciary duties to the Company. In January 2004, the court, in ruling on the preliminary objections, allowed the former landlord defendants’ suit to proceed against these individuals, but struck from the complaint the breach of fiduciary duty allegations asserting violations of duties owed by individual officers to the Company.

     U.S. Department of Justice. On February 24, 2006, the U.S. Department of Justice alleged certain civil damages of $5.0 million. The alleged damages relate to a matter we reported to federal authorities and the client in 2003 involving three employees who engaged in unauthorized student loan consolidations in connection with a client contract. The responsible employees were terminated at that time in 2003. We do not agree with the allegations regarding damages and have and will continue to engage in discussions with the Department of Justice in an effort to amicably resolve the matter. We have been advised and expect that actual damages incurred as a result of this incident, if any, will be covered by insurance.

     Tax Matters. In 2004 we received notice of a proposed reassessment from a foreign taxing authority relating to certain matters occurring from 1998 through 2001 regarding one of our subsidiaries. In September 2006, we received the formal notice of reassessment in the amount of $15.9 million including interest and penalties. We maintain a reserve which we believe is adequate to address our exposure to this matter and plan to contest the reassessment.

     Other. We are involved in other legal proceedings, regulatory investigations and tax examinations from time to time in the ordinary course of business. Management believes that none of these other legal proceedings, regulatory investigations, or tax examinations will have a materially adverse effect on our financial condition or results of operations.

Environmental Matters

     Our operations are subject to federal, state and local laws and regulations relating to environmental protection, including regulation of discharges into the air and water. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Management believes that our operations are in substantial compliance with such laws and regulations.

 Facilities

     We conduct operations in 90 offices in nine countries, including our corporate headquarters located in Horsham, Pennsylvania. The following table describes the material facilities leased by us and our subsidiaries as of June 30, 2006:

Location (Number of Facilities)	Square Feet	Description

Horsham, Pennsylvania(2)	162,833	Corporate Headquarters and ARM
St. Michael, Barbados(1)	31,944	ARM and CRM
Brantford, Canada(1)	105,158	ARM and CRM
Montreal, Canada(1)	47,455	Canadian ARM Headquarters
Norcross, Georgia(1)	70,500	ARM
Metairie, Louisiana(1)	59,583	ARM
Baltimore, Maryland(1)	106,267	ARM, NCO Portfolio Management, NCO ePayments
Getzville, New York(1)	87,174	ARM, Human Resources, Legal and Compliance
Quezon City, Philippines(1)	123,236	CRM
Houston, Texas(1)	95,175	CRM

CRM

NCO Services –
High Quality and Enduring Customer Relationships

Company J

Company  I

Company H

Company G

Company F

Company E

Company D

Company C

Company B

Company A

Top 10

Total ARM

Other

11

5

5

4

11

10

12

14

19

11

Company T

Company  S

Company R

Company Q

Company P

Company O

Company N

Company M

Company L

Company K

Other Clients

Total CRM

Top 10 Clients

Customer

9.4

12.5

13.2

15.1

15.3

17.4

23.9

34.3

36.9

$112.6

290.6

$804.5

513.9

2005
Revenue
($MM)

Length of
Relationship
(Years)

ARM

Customer

2.6

5.5

5.8

8.9

9.6

13.1

26.7

30.6

34.7

$43.9

9.0

$190.4

181.4

2005
Revenue
($MM)

8

5

1

8

1

23

8

4

5

5

Length of
Relationship
(Years)

Financial Services

Financial Services

Healthcare

Financial Services

Government

Financial Services

Software

Financial Services

Financial Services

Healthcare

Industry

Telecom

Logistics

Internet

Telecom

Insurance

Telecom

Financial Services

Retail

Telecom

Financial Services

Industry

1

Global Delivery Capability

On-shore/off-shore model meets clients’ sophisticated needs for multi-geographic, multi-
process solutions

Approximately 22,500(1) employees in 90 centers

Operations in U.S., Canada, United Kingdom, India, the Philippines, Panama, the Caribbean
and Australia

NCO is in the process of expanding its presence in these markets as well as exploring new opportunities in other labor markets such as Eastern Europe, Central America and other parts of the Caribbean

United States

Canada

United Kingdom

Australia

India

Phillipines

Panama

Caribbean

Total

65

15

2

3

1

1

1

2

90

Locations

Employees (1)

10,650

7,700

450

100

650

1,900

150

900

22,500

(1) Includes NCO employees and subcontractor employees

2

15%
4%
38%
22%
7%
5%
4%
4%

38%
62%

11%
13%
37%
10%
14%
15%

Well Diversified Client Base

Healthcare

Technology

Financial

Telecom

Utilities

Retail and
Commercial

Government
1%

Transportation /
Logistics

Educational

NCO is an industry leader across a diversified range of verticals and client sizes

Strong penetration in key growth markets: Telecom & Healthcare

Significant opportunity with Government

NCO has a diverse customer base with limited customer concentration

Combined ARM and CRM Services

Revenue by Vertical (1)

(1) LTM  6/30/06

2005 Revenue Concentration

2005 Revenue By Size of Relationship

Top 10

Others

>100MM

50 – 100

10 – 50

5 – 10

1 – 5

<1

3

Substantial Free Cash Flow Generation

Historical substantial free cash flow results in rapid debt reduction and de-
leveraging

High-margin, capital-efficient services business

Limited capital expenditures or working capital to support services business

Targeted, opportunistic deployment of capital in PM business

Only purchase portfolios that are attractively priced and that meet established returns targets

Free cash flow controllable with size and timing of PM purchases

Strong cash flow throughout the business cycle

$85MM of debt paid down in 2005 (including $47MM of Cargill debt)

$119MM of debt paid down year-to-date 9/30/2006 (including $44MM of
Cargill debt)

4

Key Initiative:
CRM Profitability Improvement

Accelerated growth expected within existing customer base

Margins improve as ramp-up costs are spent

Segmentation strategy expected to deliver improved profitability

CRM Revenue ($000’s)

CRM Seats

Production

Training

Available

0

10,000

20,000

30,000

40,000

50,000

60,000

70,000

Acquired Telecom

New Business

Acquired Non-telecom

0

2,000

4,000

6,000

8,000

10,000

5